Exhibit 10.39

EMPLOYMENT AGREMENT

BETWEEN:	Brian Barnett, MD (the “Executive”), an individual with his main address at:

230 N Springer Rd
Los Altos, CA 94024

AND:	OncBioMune Pharmaceuticals, Inc. (the “Company”), an entity organized and existing under the laws of the State of Nevada, with its head office located at:

11441 Industriplex Blvd
Suite 190
Baton Rouge, LA 70809

Recitals

In consideration of the covenants and agreements herein contained and the moneys to be paid hereunder, the Company hereby employs the Executive and the Executive hereby agrees to perform services as an Executive of the Company, upon the following terms and conditions:

1.	TERM

The Company hereby employs Executive to serve as Chief Executive Officer and to serve in such additional or different position or positions, including without limitation as Chief Medical Officer, as the Company may determine in its sole discretion. The term of employment shall be for a period of three years (“Employment Period”) to commence on January 9, 2019, unless earlier terminated as set forth herein.

The effective date of this Agreement shall be December 26, 2018 (the “Effective Date”), and it shall continue in effect until the earlier of:

A.	The effective date of any subsequent employment agreement between the Company and the Executive;

B.	The effective date of any termination of employment as provided elsewhere herein; or

C.	Three year(s) from the effective date hereof, provided, that this Employment Agreement shall automatically renew for successive one-year periods unless either party gives written notice to other that it does not wish to automatically renew this Agreement, which written notice must be received by the other party no less than 90 days and no more than 180 days prior to the expiration of the applicable term.

2.	Duties and Responsibilities

Executive will be report to the Company’s Board of Directors (the “Board”). Within the limitations established by the By-laws of the Company, the Executive shall have each and all of the duties and responsibilities of the Chief Executive Officer position and such other or different duties on behalf of the Company, as may be assigned from time to time by the Board.

3.	Location

The initial principal location at which Executive shall perform services for the Company shall be the Company’s executive offices as set forth in the preamble to this Agreement.

4.	Acceptance of Employment

Executive accepts employment with the Company upon the terms set forth above and agrees to devote all Executive’s time, energy and ability to the interests of the Company, and to perform Executive’s duties in an efficient, trustworthy and business-like manner. Notwithstanding the foregoing obligations, Executive may serve on outside boards of directors or committees and conduct such other outside business activities if and only to the extent such outside activities are first disclosed to and approved in writing by the Board. Executive acknowledges that approval will not be granted if the outside activities are deemed by the Board to conflict with the provisions of this Agreement, to impair Executive’s ability to perform Executive’s duties hereunder, or to otherwise conflict with Company’s business interests.

5.	Devotion of Time to Employment

The Executive shall devote the Executive’s best efforts and substantially all of the Executive’s working time to performing the duties on behalf of the Company. The Executive shall provide services during the normal business hours of the Company as determined by the Company. Reasonable amounts of time may be allotted to personal or outside business, charitable and professional activities and shall not constitute a violation of this Agreement, provided such activities are disclosed in advance to and approved by the Board and do not materially interfere with the services required to be rendered hereunder.

6.	QUALIFICATIONS

The Executive shall, as a condition of this Agreement, satisfy all of the qualifications that are reasonably and in good faith established by the Board of Directors.

7.	Compensation

7.1	Equity Incentive

a.	Concurrently with the Effective Date of this Agreement, pursuant to the Company’s Stock Option Plan or such other plan as determined by the Board, Executive shall be granted options to purchase a number of shares of the Company’s common stock equal to $100,000 divided by the volume weighted average price of the Company’s common stock for the ten (10) business days prior to the Effective Date (the “First Strike Price”). The options shall have a strike price equal to the First Strike Price and shall vest in equal amounts on the first, second and third anniversary of Executive’s employment. Vesting shall be subject to Executive’s continued employment on the date of vesting and such other conditions and pursuant to such documentation as reasonably determined by the Board prior to the date of grant.

b.	Concurrently with the closing of a Qualifying Transaction, pursuant to the Company’s Stock Option Plan or such other plan as determined by the Board, Executive shall be granted options to purchase a number of shares of the Company’s common stock equal to $50,000 divided by the transaction price of the Company’s common stock for purposes of the Qualifying Transaction (the “Second Strike Price”). The options shall have a strike price equal to the Second Strike Price and shall vest in equal amounts on the first, second and third anniversary of the Qualifying Transaction. Vesting shall be subject to Executive’s continued employment on the date of vesting and such other conditions and pursuant to such documentation as reasonably determined by the Board prior to the date of grant. For purposes of this Agreement, a “Qualifying Transaction” shall be the sale of common stock of the Company on terms acceptable to the Board that is (i) completed during calendar year 2019 and (ii) provides net proceeds to the Company of no less than $4,000,000.

7.2	Base Salary

Executive shall be paid a base salary (“Base Salary”) at the gross annual amount of $250,000. Unless Executive’s employment hereunder shall have been terminated earlier pursuant to this Agreement, the annual Base Salary shall be reviewed on or before December 1st of each year by the Board of Directors of the Company to determine if such Base Salary should be increased for the following year in recognition of services to the Company. In consideration of the services under this Agreement, Executive shall be paid the aggregate of basic compensation, bonus and benefits as hereinafter set forth.

7.3	Payment

Payment of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to such deductions as applicable under applicable law and the policies of the Company applicable to compensation of Executives generally.

7.4	Bonus

From time to time, the Company may pay to Executive a bonus. The amount, type and payment of any bonus compensation shall be at the sole discretion of the Board and the Executive shall have no entitlement to such amount absent a decision by the Company as aforesaid to make such bonus compensation. Notwithstanding the foregoing, for Fiscal Year 2019 Executive shall be entitled to a bonus in such amounts and subject to achievement of corresponding milestones as set forth on Exhibit A hereto.

7.5	Benefits

The Company shall provide Executive with such benefits as are provided to other senior management of the Company. Benefits shall include at a minimum (i) paid vacation of fifteen (15) business days per year, at such times as approved by the Board, (ii) health insurance coverage under the same terms as offered to other Executives of the Company, (iii) retirement and profit-sharing programs as offered to other Executives of the Company, (iv) paid holidays as per the Company’s policies, and (v) such other benefits and perquisites as are approved by the Board. The Company has the right to modify conditions of participation, terminate any benefit, or change insurance plans and other providers of such benefits in its sole discretion. The Executive shall be reimbursed for out of pocket expenses that are pre-approved by the Company, subject to the Company’s policies and procedures therefore, and only for such items that are a necessary and integral part of the Executive’s job functions.

7.6	Non-Deductible Compensation

In the event a deduction shall be disallowed by the Internal Revenue Service or a court of competent jurisdiction for federal income tax purposes for all or any part of the payment made to Executive by the Company or any other shareholder or Executive of the Company, shall be required by the Internal Revenue Service to pay a deficiency on account of such disallowance, then Executive shall repay to the Company or such other individual required to make such payment, an amount equal to the tax imposed on the disallowed portion of such payment, plus any and all interest and penalties paid with respect thereto. The Company or other party required to make payment shall not be required to defend any proposed disallowance or other action by the Internal Revenue Service or any other state, federal, or local taxing authorities.

7.7	Withholding

All sums payable to Executive under this Agreement will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

8.	Other Employment Benefits

8.1	Business Expenses

Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement. All such expenses shall be submitted to the Company in accordance with the policies of the Company, on a timely basis and with reasonable documentation.

8.2	Benefit Plans

Executive shall be entitled to participate in the Company’s medical and dental plans, life and disability insurance plans and retirement plans pursuant to their terms and conditions. Executive shall be entitled to participate in any other benefit plan offered by the Company to its Executives during the term of this Agreement. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any Executive benefit plan or program from time to time.

9.	PROFESSIONAL FEES

The Company shall have exclusive authority to determine the fees, or a procedure for establishing the fees, to be charged by the Company. All sums paid to the Executive or the Company in the way of fees or otherwise for services of the Executive, shall, except as otherwise specifically agreed by the Company, be and remain the property of the Company and shall be included in the Company’s name in such checking account or accounts as the Company may from time to time designate.

10.	CLIENTS AND CLIENT RECORDS

The Company shall have the authority to determine who will be accepted as clients of the Company, and the Executive recognizes that such clients accepted are clients of the Company and not the Executive. The Company shall have the authority to designate, or to establish a procedure for designating which professional Executive of the Company will handle each such client. All client records and files of any type concerning clients of the Company shall belong to and remain the property of the Company, notwithstanding the subsequent termination of this Agreement.

11.	POLICIES AND PROCEDURES

The Company shall have the authority to establish from time to time the policies and procedures to be followed by the Executive in performing services for the Company. Executive shall abide by the provisions of any contract entered into by the Company under which the Executive provides services. Executive shall comply with the terms and conditions of any and all contracts entered by the Company.

12.	Termination of Employment

12.1 For Cause

Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment hereunder for cause upon delivery of notice of termination to Executive following the Board’s determination of occurrence of one or more of the following circumstances: 1) Executive is charged with a felony, any act involving moral turpitude, or a misdemeanor where imprisonment may be imposed, 2) commission or alleged commission believed by the Board to be credible of any act of theft, fraud, dishonesty, or falsification of any employment or Company records, 3) unauthorized disclosure of the Company’s confidential or proprietary information, 4) any action by the Executive which has a detrimental effect on the Company’s reputation or business, 5) Executive’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability, 6) any breach of this Agreement, which breach is not cured within ten (10) business days following written notice of such breach, 7) a course of conduct amounting to gross incompetence, 8) chronic and unexcused absenteeism, 9) unlawful appropriation of a corporate opportunity, 10) the Company files for or becomes subject to bankruptcy proceedings under federal, state or other similar law or otherwise is not able to pay its creditors as and when due, or 11) misconduct in connection with the performance of any of Executive’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject. Upon termination of Executive’s employment with the Company for cause, the Company shall be under no further obligation to Executive, except to pay all accrued but unpaid base salary and accrued vacation to the date of termination.

12.2 Without Cause

The Company may terminate Executive’s employment hereunder at any time without cause, provided, however, that Executive shall be entitled to severance pay in the amount of twelve (12) weeks of Base Salary in addition to accrued but unpaid Base Salary and accrued vacation, less deductions required by law, but if, and only if, Executive executes a valid and comprehensive release of any and all claims that the Executive may have against the Company in a form provided by the Company that Executive executes within 30 days from his receipt thereof.

12.3 Resignation

Upon delivery of notice of termination of employment, Executive shall be deemed to have resigned from the Board, to the extent he then serves as a director.

12.4 Cooperation

From and after delivery of notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to transition all of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

13.	DISABILITY OF EXECUTIVE

The Company may terminate this Agreement without liability if Executive (1) becomes unable to properly performing his duties hereunder with reasonable accommodation by reason of disability, illness or other physical or mental incapacity for a period of more than 90 consecutive days or (2) dies. The Board shall make such determination in good faith and based upon the recommendation of such medical personnel as it deems reasonable. Upon such termination, Executive shall be entitled to all accrued but unpaid Base Salary.

14.	Confidential Information and Invention Assignments

14.1 Definitions

(a) Confidential Information. For purposes of this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed, or obtained by the Company in connection with its business, including, but not limited to, information, observations, and data obtained by Executive while employed by the Company thereof concerning (i) the business, affairs or strategies of the Company, (ii) products or services, (iii) fees, costs, compensation, and pricing structures, (iv) designs, (v) specifications (including, but not limited to, supplier specifications); (vi) analyses, (vii) drawings, photographs and reports, (viii) computer software, including operating systems, applications, and program listings, (ix) flow charts, manuals, and documentation, (x) data or data bases, including clinical data, (xi) accounting and business methods or other information, (xii) inventions, designs, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiii) customers and clients and customer or client lists, (xiv) other copyrightable works, (xv) all production methods, processes, technology, and trade secrets, (xvi) existing or prospective client, customer, vendor and supplier information (including, but not limited to, identities, needs, transaction histories, volumes, characteristics, agreements, prices, identities of individual contacts, and spending, preferences or habits) and (xvi) all similar and related information in whatever form. Confidential Information will not include (A) is or becomes generally available to the public or the trade other than as a result of a disclosure by the Executive in violation of this Agreement or (B) becomes available to the Executive on a non-confidential basis from a source other than the Company which is not prohibited from disclosing such information to the Executive by a legal, contractual or fiduciary obligation to the Company or any other person.

(b) Work Product. For purposes of this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, discoveries, methods, designs, processes, analyses, drawings, reports, service marks, trademarks, trade names, logos, and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) that relates to the Company’ actual or anticipated business, research and development, or existing or future products or services and which are conceived, developed, or made by Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed, or made prior to the effective date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

14.2. Confidentiality Requirements.

(a) Executive acknowledges and agrees that, as a result of the nature of the Company’ business and the nature of Executive’s position with the Company, Executive has been or will come into contact with, and will have access to, Confidential Information belonging to the Company. Executive acknowledges that the aforementioned Confidential Information is unique and not generally known to the public with respect to the Company and has been developed, acquired, and compiled by the Company at its great effort and expense.

(b) Executive further acknowledges and agrees that any disclosure or use of the Company’ Confidential Information by Executive, other than in connection with the Company’ business or as specifically authorized by the Company, will be or may become highly detrimental to the business of the Company, and serious loss of business and damage to the Company will or may result.

(c) Accordingly, Executive agrees to hold all Confidential Information in the strictest confidence and agrees to safeguard and not use, disclose, divulge or reveal the Company’ Confidential Information to any person, either during Executive’s employment or for a period of three (3) years after the termination of Executive’s employment with the Company, without specific prior written authorization from the Board.

(d) Executive further agrees to promptly deliver to the Company, upon the termination of Executive’s employment with the Company, or at any other time as the Company may so request, all property of the Company, including but not limited to laptops, personal digital devices, and cell phones, and all documentation, memoranda, notes, customer lists, records, reports, blueprints, software, drawings, computer disks, programs, and any other documents (and all copies thereof) containing Confidential Information or relating to the Company’ business and any property associated therewith, which Executive may then possess or have under Executive’s control.

14.3 Work Product Requirements

(a) All Work Product that Executive may conceive, develope, make, discovere, invent or originate from and after the Effective Date and during Executive’s employment by the Company shall be deemed work for hire and shall be the sole and exclusive property of the Company, as applicable. Executive hereby assigns all of Executive’s right, title, and interest in and to such Work Product to the Company, including all intellectual property rights therein.

(b) During and after Executive’s employment with the Company, Executive shall promptly disclose all Work Product to the Company, shall timely execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’ expense, in obtaining, defending, and enforcing the Company’ rights therein. Executive hereby irrevocably appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’ rights to any Work Product. Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Work Product made during the term of Executive’s employment by any of the Company.

15.	Exclusive Employment

During employment with the Company, Executive will not do anything to compete with the Company’s present or contemplated business, nor will he plan or organize any competitive business activity. Executive will not enter into any agreement which conflicts with his duties or obligations to the Company. Executive will not during his employment or within three (3) year after the termination or expiration thereof, without the Company’s express written consent, directly or indirectly, solicit or encourage any executive, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

16.	Hiring

The Executive agrees that during the Executive’s employment with the Company and for a period of two years following the termination or expiration of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, the Executive will not attempt to hire any other executive or independent contractor of the Company or otherwise encourage or attempt to encourage any other Executive or independent contractor of the Company to leave the Company’s employ.

17.	Assignment and Transfer

Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of Company’s assets, any corporate successor to Company or any assignee thereof.

18.	No Inconsistent Obligations

Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Executive represents and warrants that he or she has returned all property and confidential information belonging to all prior employers, and is under no obligation that would restrict Executive performance of his duties hereunder.

19.	Attorneys’ Fees

The parties hereto agree that, in the event of breach or threatened breach of any covenants of Executive, the damage or imminent damage to the value and the goodwill of the Company’s business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any of such provisions by Executive, in addition to any other relief (including damages) available to the Company under this Agreement or under law. The prevailing party in any action instituted pursuant to this Agreement shall be entitled to recover from the other party its reasonable attorneys’ fees and other expenses incurred in such action.

In the event that either party is required to engage the services of legal counsel to enforce the terms and conditions of this Agreement against the other party, regardless of whether such action results in litigation, the prevailing party shall be entitled to reasonable attorneys’ fees, costs of legal assistants, and other costs from the other party, which shall include any fees or costs incurred at trial or in any appellate proceeding, and expenses and other costs, including any accounting expenses incurred.

20.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to conflict of law principles.

21.	Amendment

This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

22.	Severability

If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

23.	Construction

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

24.	Rights Cumulative

The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

25.	Nonwaiver

No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

26.	Notices

Any and all notices or other communication provided for herein, shall be given by registered or certified mail, return receipt requested, in case of the Company to its principal office, and in the case of the Executive to the Executive’s residence address set forth on the first page of this Agreement or to such other address as may be designated by the Executive.

27.	Solicitation

The Executive further agrees that during the term of this Agreement and following the termination of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Executive will not, in any manner or at any time, solicit or encourage any person, firm, Company or other business entity who are clients, business associates or referral sources of the Company to cease doing business with the Company or to do business with the Executive.

28.	Covenants Independent

Each restrictive covenant on the part of the Executive set forth in this Agreement shall be construed as a covenant independent of any other covenant or provisions of this Agreement or any other agreement which the Company and the Executive may have, fully performed and not executory, and the existence of any claim or cause of action by the Executive against the Company whether predicated upon another covenant or provision of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any other covenant.

29.	Injunctive and Equitable Relief

Executive and Company recognize and expressly agree that the extent of damages to Company in the event of a breach by Executive of any restrictive covenant set forth herein would be impossible to ascertain, that the irreparable harm arising out of any breach shall be irrefutably presumed, and that the remedy at law for any breach will be inadequate to compensate the Company. Consequently, the Executive agrees that in the event of a breach of any such covenant, in addition to any other relief to which Company may be entitled, Company shall be entitled to enforce the covenant by injunctive or other equitable relief ordered by a court of competent jurisdiction.

30.	Indemnification

The Executive hereby agrees to indemnify and hold the Company and its officers, directors, shareholders and Executives harmless from and against any loss, claim, damage or expense, and/or all costs of prosecution or defense of their rights hereunder, whether in judicial proceedings, including appellate proceedings, or whether out of court, including without limiting the generality of the foregoing, attorneys’ fees, and all costs and expenses of litigation, arising from or growing out of the Executive’s breach or threatened breach of any covenant contained herein.

31.	Acknowledgment

The Executive acknowledges that following the expiration or termination of this Agreement, the Executive will be able to earn a living without violating the foregoing restrictions and that the Executive’s recognition and representation of this fact is a material inducement to the execution of this Agreement and to Executive’s continued relationship with the Company.

32.	Survival of Covenants

The covenants of the Executive contained in this Agreement shall survive the termination of this Agreement.

33.	Limitations on Authority

Without the express written consent from the Company, the Executive shall have no apparent or implied authority to: (i) pledge the credit of the Company or any of its other Executives; (ii) bind the Company under any contract, agreement, note, mortgage or otherwise; (iii) release or discharge any debt due the Company unless the Company has received the full amount thereof; or (iv) sell, mortgage, transfer or otherwise dispose of any assets of the Company.

34.	Representation and Warranty of Executive

The Executive acknowledges and understands that the Company has extended employment opportunities to Executive based upon Executive’s representation and warranty that Executive is in good health and able to perform the work contemplated by this Agreement for the term hereof.

35.	Invalid Provision; Severability

The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

36.	Modification

No change or modification of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

37.	Entire Agreement

This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification, or discharge is sought.

EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

In witness hereof, each party to this Agreement has caused it to be executed on the date indicated below.

EXECUTIVE	OncBioMune Pharmaceuticals, Inc.

/s/ Brian Barnett	/s/ Andrew Kucharchuck
Signature	Authorized Signature

Brian Barnett	Andrew Kucharchuck
Name	Name

President and CFO
Title

December 24, 2018	December 24, 2018
Date	Date

EXHIBIT A

PERFORMANCE TARGETS AND ASSOCIATED CASH INCENTIVES

FOR CALENDAR YEAR 2019

Milestone	Incentive
Pre-IND meeting with FDA on paclataxol gallium transferrin (PGT)	$10,000
Initiation of current good manufacturing practice (CGMP) production of PGT	$10,000
Enrollment of Patient 1 in Proscavax Texas trial	$25,000
IND meeting with FDA on PGT and animal study	$25,000
First patient enrolled in mutually acceptable medical institution for PGT Phase 1 trial	$50,000
Completion of Qualified Transaction	$30,000
Total Potential Cash Bonus	$150,000